ANNUAL INCENTIVE PLAN: 2015 TERMS AND CONDITIONS

Purpose
This Truven Health Analytics Incentive Plan (the “Plan”) is intended to align the interests of Plan participants (the “Participants”) with the interests of Truven Health Analytics Inc. (including certain of its subsidiaries, “Truven” or the “Company”) by linking financial performance with pay.

Award
An “Award” is an opportunity to participate in the Plan to earn a cash incentive, based on a target percentage of a Participant’s Eligible Earnings, subject to Truven’s financial performance. Awards are intended to provide total compensation that is competitive with other corporations and reflects prevailing market practice. “Award Payouts” are cash payments under the Plan which are subject to all applicable deductions and withholdings.

Plan Year	January 1, 2015 – December 31, 2015
Eligibility
A “Participant” is a Truven employee who has been selected for participation in the Plan. Except as specified in these terms and conditions, a Participant must be an Active employee of Truven on the date that Award Payouts are made. Truven may designate certain employees to participate in the Plan, based on the recommendations of management. No person is automatically entitled to participate in the Plan. Employees hired on October 1, 2015 or later are not eligible to participate in the 2015 Plan.

Interpretation/Compliance With Applicable Law
Participation in the Plan and Award Payout determinations are made in Truven’s sole discretion. Truven has the right to set rules and regulations for the Plan and to make all necessary Plan determinations, including but not limited to Award Payouts, for the administration of the Plan. Determinations under the Plan need not be uniform and may be made selectively among Participants who are eligible for Award Payouts under the Plan. All Plan provisions and related determinations are subject to applicable law.

Target Award	A Participant’s “Target Award” is a specified percentage of the Participant’s “Eligible Earnings,” as defined below.
Award Payout	An “Award Payout” is the amount of the actual payment to a Participant. An Award Payout may be higher or lower than the Target Award based on Truven’s Financial Performance.

Financial Performance, Targets and Thresholds
“Financial Performance” is the actual financial performance achieved in 2015 for each of the following performance measures: Revenue, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), and Free Cash Flow (FCF). Note: Revenue and Adjusted EBITDA are defined as set forth in the Company’s audited financial statements, and FCF is defined as cash flow provided by operations less capital expenditures, as set forth in the Company’s audited statements. “Target” is the amount of the targeted Financial Performance, as determined by the Company, for each specified Financial Performance measure, which if each is met will result in an Award Payout equal to 100% of the Target Award. Please note: The Targets for the Plan are not the same as the budget for Truven; each Target is determined independently of Truven’s budget. For Participants who are not employed in one of the Company’s five Business Units (Federal Government, State Government, Life Sciences, Payer or Provider), 100% of the Target Award is based on overall Truven Financial Performance, weighted as follows: * Revenue – 35% * Adjusted EBITDA – 45% * FCF – 20% For Participants who are employed in a Business Unit, 50% of the Target Award is based on overall Truven Financial Performance, and 50% is based on the Business Unit Revenue, each weighted as follows: * Business Unit Revenue – 50% * Company Revenue – 17.5% * Company Adjusted EBITDA – 22.5% * Company FCF – 10% “Thresholds” as determined by the Company, are the levels that set the amount of the minimum and maximum Award Payout, as follows: * Where Financial Performance is based on Revenue, Adjusted EBITDA and FCF, unless both Revenue and Adjusted EBITDA performance are achieved at or above the specified minimum threshold levels, the Participant will not receive an Award Payout. For example, if Adjusted EBITDA performance is below threshold, the Participant will not receive an Award Payout, even if performance for Revenue exceeds threshold.

Eligible Earnings
“Eligible Earnings” include a Participant’s base salary and overtime paid in calendar year 2015, but do not include payments for any awards, commissions, incentives, relocation payments, tuition or expense reimbursements, severance payments, unused vacation paid at termination, or any other benefit payment or award. Any salary continuation received while on short-term disability or other paid leaves of absence will be included in Eligible Earnings. Outside of the U.S. and Canada, “Eligible Earnings” are defined as pro-rated salaries in 2015 for the Award Eligible period.

Pro-rated Awards
Pro-rated Awards If a Participant was hired or rehired by Truven between January 1, 2015 and September 30, 2015, he or she will be eligible to receive a pro-rated Award Payout based on the Participant’s Eligible Earnings during 2015.

Intra-company Transfers	If a Participant’s Target Award and/or Plan Eligibility change during the Plan year, then the Award Payout may be based on a pro rata calculation for the time spent at each Target Award level.

Approval, Certification and Timing of Award Payouts
As soon as practicable (after the end of 2015 and before any Award Payouts are made), Truven’s independent auditors will review the relevant calculations. Award Payouts will be made as soon as administratively practicable after the issuance of Truven’s annual audited financial statements for 2015. Award Payouts will be subject to the approval of Truven’s Board of Directors or its authorized designees. Award Payouts are currently expected to be made in March, 2016.

Effect of Termination or Resignation from Truven Health Analytics
Subject to the terms of any applicable separation agreement, in the event of termination of a Participant’s employment for any reason other than cause or voluntary termination: * If such termination date occurs between January 1, 2015 and June 30, 2015, no Award Payout will be made. * If such termination date occurs on or after July 1, 2015 and an Award would have been earned (if the Participant had been in active status at the time of the payment), an Award Payout pro-rated through the date of termination will be made on the Payment Date based upon the Participant’s Target Award and Financial Performance. A Participant will not be eligible for an Award Payout if the Participant is terminated for cause (as determined by Truven) prior to the Payment Date. A Participant will not be eligible for an Award Payout if the Participant voluntarily terminates employment and the termination date is prior to the Payment Date.

Adjustments
Truven, in its sole and absolute discretion, may adjust Financial Performance measures (up or down) for items such as acquisitions or divestitures or if Truven determines that external changes or other non-recurring or unanticipated business conditions have materially affected the fairness of the goals or the ability to meet them.

No Right to Employment
Participation in the Plan or any action taken under the Plan does not give the Participant a right to continue to be employed by Truven or interfere in any way with the right of Truven to terminate the Participant’s employment at any time for any reason.

Amendments
Truven may amend or terminate the Plan (or any of its provisions), at any time and in any way, except that no amendment or termination will materially and adversely affect any previously-granted Awards to a Participant unless the Participant provides his or her consent. Notwithstanding the foregoing, Truven may from time to time amend Awards without the consent of affected Participants to comply with applicable laws, rules, and regulations, and to make changes that do not materially decrease the value of Award Payouts.